Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com
May 9, 2018
GoDaddy Inc.
14455 N. Hayden Road
Scottsdale, Arizona 85260
Re: Registration Statement on Form S-8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by GoDaddy Inc. (the “Company”), a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of 6,719,958 additional shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2015 Equity Incentive Plan and 1,000,000 additional shares of Class A Common Stock reserved for issuance pursuant to the Company’s 2015 Employee Stock Purchase Plan, as amended as of June 27, 2016 (which plans are referred to herein as the “Plans” and which shares of Class A Common Stock are referred to herein as the “Shares”).
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid, and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.
Very truly yours,
/s/ WILSON SONSINI GOODRICH & ROSATI
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation